EXHIBIT 99C

                    Letter to Employees

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                  CENTURY NATIONAL BANK
                    AND TRUST COMPANY
            Rochester, PA 15074 - (412) 774-1872


TO:       ALL EMPLOYEES

FROM:     HUMAN RESOURCES DEPARTMENT

DATE:     JANUARY 17, 1997

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                WE ARE PLEASED TO ANNOUNCE

     CENTURY FINANCIAL CORPORATION 1997 NON-QUALIFIED
              EMPLOYEE STOCK PURCHASE PLAN

Effective with your pay period dated February 7, 1997, all eligible employees may begin purchasing Century Financial
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Corporation stock by participation in the Plan thru payroll deductions. Payroll deduction must be in specific dollar amounts with the minimum amount of $10.00 per pay period and the maximum amount of $150.00 per pay, with a maximum of $4,000. per year.

Enclosed is a copy of the Plan which we encourage you to read carefully, as well as a copy of a Participant Enrollment Form.
After reading the Plan, if you have questions, please call the Human Resources Department (1012 or 1020).

Any eligible employee wishing to participate in the Plan beginning February 7, 1997, must have their completed form to the Human Resources Department by Thursday, January 30, 1997.
Subsequent enrollment periods will be April 1, July 1, September
1, and January 1.

This is a wonderful opportunity to share in Century's continued progress and success.